Exhibit 99.1

April 16, 2014

COMPANY CONTACT:
Kendra Berger
Chief Financial Officer
NTN Buzztime, Inc.
(760) 438-7400

NTN Buzztime Closes $6.1 Million Public Offering of Common Stock

CARLSBAD, Calif., April 16, 2014 — NTN Buzztime, Inc. (NYSE MKT: NTN) today announced the closing of its previously announced underwritten public offering of 11,100,000 shares of its common stock. The shares were sold at the public offering price of $0.55 per share for gross proceeds of approximately $6.1 million. The company received net proceeds of approximately $5.5 million from the offering after deducting underwriting discounts and estimated expenses relating to the offering.

Roth Capital Partners acted as the sole book-running manager for the offering.

The shares described above were issued pursuant to a prospectus supplement and accompanying prospectus, all as filed as part of a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). The company filed a final prospectus supplement relating to the offering with the SEC on April 11, 2014, which is available along with the accompanying prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at www.sec.gov. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from Roth Capital Partners, LLC, 888 San Clemente, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Buzztime

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant entertainment and marketing services platform. With over 4 million player registrations on the Buzztime platform and over 50 million games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants can turn casual visitors into regulars, and give guests a reason to stay longer.